FOR IMMEDIATE RELEASE


SECURE COMPUTING NAMES INDUSTRY VETERAN WAXMAN AS
NEW PRESIDENT, CEO

ST. PAUL, MINN., OCT. 28, 1996--Secure Computing Corporation (Nasdaq: SCUR), a leading provider of total computer network security solutions, today named Jeffrey H. Waxman to the positions of president and chief executive officer. Kermit M. Beseke, chairman and founder of Secure, made the announcement.

"We are extremely pleased to announce that Jeff Waxman is joining Secure. He is an outstanding executive and brings 25 years of successful experience from Novell, ServiceSoft, Uniplex and Xerox," Beseke said. Waxman starts on November 4, 1996, and will report to the Secure Board of Directors.

As president and CEO, Waxman will be responsible for all of Secure's businesses, business unit integration, sales, marketing, operations and financial performance.

While at Novell, Waxman served as Executive Vice President and General Manager of the Business Applications Division, and worked with the board of directors to secure a sale of part of the WordPerfect assets to Corel, while retaining GroupWise (the fastest growing segment of the Groupware market) and several other technologies key to Novell. He is credited for finding a win/win situation for Novell and Corel while faced with an almost un-doable task.

"The Secure Computing organization holds great potential, with quality products and people. Jeff Waxman has the leadership and experience to guide them through the challenges they face, and he should prove to be successful," according to Robert J. Frankenberg, former CEO of Novell.

As president and CEO of ServiceSoft, Waxman improved the profitability and growth of that developer of diagnostic software. He also headed Uniplex, Inc., leading the international developer of integrated office applications to a 56 percent market share; and was vice president of sales and marketing for Computer Consoles, Inc. He started his career with Xerox in 1968 and before leaving there in 1983, he was operations manager for Federal sales worldwide, a $500 million business.

Beseke, 53, joined Secure as president and CEO in 1990 to grow what was formerly the technology center of Honeywell. He was elected chairman in 1996, and is widely recognized for establishing Secure's vision of making the Internet and corporate Intranets safe places to conduct business.

In November 1995, Beseke took Secure public, and this year he guided the company through the strategic acquisitions of Webster Network Strategies, Border Network Technologies and Enigma Logic, enabling Secure to fulfill the network security needs of global enterprises, from the smallest to the largest in size.
Beseke will continue as board chairman and will lead Secure's technology vision and creativity.

Headquartered in Roseville, Minn., Secure Computing is the second largest network security company in the world. Secure Computing's product suites and applications address every aspect of enterprise network security including firewalls, web filtering, identification, authentication, authorization, accounting and encryption technologies. The only network security company that provides end-to-end network solutions encompassing all universal enterprise security standards, Secure Computing has more than 3,000 customers worldwide, ranging from small companies to Fortune 500 companies to government agencies. For more information, please visit our Web site at http://www.sctc.com.


Contact:      Tim McGurran/Aaron Tachibana            Ann Barkelew/Ken Kadet
              Secure Computing Corp.                  Fleishman-Hillard, Inc.
              612-628-2700/510-827-5707               612-337-0354
              mcgurran@sctc.com                       barkelea@fleishman.com
              aaron@safeword.com                      kadetk@fleishman.com